Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
SECOND QUARTER RESULTS FOR 2025

ATLANTA, Georgia, August 12, 2025 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $3.3 million, or $0.15 per diluted share, for the three month period ended June 30, 2025 compared to net loss of ($0.7) million, or ($0.04) per diluted share, for the comparable period in 2024. The Company had net income of $4.1 million, or $0.19 per diluted share, for the six month period ended June 30, 2025, compared to net loss of ($2.7) million, or ($0.14) per diluted share, for the six month period ended June 30, 2024. The increase in net income for the three month and six month periods ended June 30, 2025 was primarily the result of increases in premium revenue, coupled with an increase in unrealized gains on equity securities.

Operating income increased $2.7 million in the three month period ended June 30, 2025 from the three month period ended June 30, 2024. For the six month period ended June 30, 2025, operating income increased $5.4 million from the comparable period in 2024.  The increase in operating income for the three month and six month periods ended June 30, 2025 was primarily the result of increases in premium revenue within the inland marine line of business in the property and casualty operations, as well as increases in the Medicare supplement and group accident and health lines of business within the life and health operations.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “We are pleased to report exceptional financial results this quarter, marked by a significant increase in net income and continued improvement in operating income. Our property & casualty and life & health segments each delivered strong earned premium growth, supported by steady new business momentum and retention of existing contracts. These results underscore the resilience of our business model, the effectiveness of our growth strategy and the benefits of our diversified product offerings. Looking ahead to the second half of the year, we believe we are well-positioned to deliver sustained, profitable growth and drive long-term value creation for our shareholders.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment (gains) losses, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding forward-looking statements: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including, among others: the effects of macroeconomic conditions and general economic uncertainty; unexpected developments in the health care or insurance industries affecting providers or individuals, including the cost or availability of services, or the tax consequences related thereto; disruption to the financial markets; unanticipated increases in the rate, number and amounts of claims outstanding; our ability to remediate the identified material weakness in our internal control over financial reporting; the level of performance of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the Company’s statutory capital levels; the uncertain effect on the Company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers, agents and other producers; the potential impact of public health emergencies; the incidence and severity of catastrophes, both natural and man-made; the possible occurrence of terrorist attacks; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of regulatory developments, including those which could increase the Company’s business costs and required capital levels; the Company’s ability to distribute its products through distribution channels, both current and future; the uncertain effect of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and other mandatory pooling arrangements; information technology system failures or network disruptions; risks related to cybersecurity matters, such as breaches of our computer network or those of other parties or the loss of or unauthorized access to the data we maintain; and those other risks and uncertainties detailed in statements and reports that the Company files from time to time with the Securities and Exchange Commission. As a result, undue reliance should not be placed upon forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to publicly update any forward-looking statements as a result of subsequent developments, changes in underlying assumptions or facts or otherwise, except as may be required by law.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; In thousands, except per share data)	2025	2024	2025	2024
Insurance premiums
Life and health	$29,005	$27,449	$57,587	$54,123
Property and casualty	21,141	17,544	39,472	35,422
Insurance premiums, net	50,146	44,993	97,059	89,545

Net investment income	2,516	2,416	4,958	4,972
Realized investment gains, net	16	13	16	13
Unrealized gains on equity securities, net	2,609	243	3,376	129
Other income	3	3	6	6

Total revenue	55,290	47,668	105,415	94,665

Insurance benefits and losses incurred
Life and health	17,634	17,579	34,950	36,691
Property and casualty	16,013	14,228	30,610	27,041
Insurance benefits and losses incurred, net	33,647	31,807	65,560	63,732

Commissions and underwriting expenses	12,870	11,584	24,550	24,250
Interest expense	773	867	1,547	1,722
Other expense	3,784	4,259	8,507	8,316

Total benefits and expenses	51,074	48,517	100,164	98,020

Income (loss) before income taxes	4,216	(849)	5,251	(3,355)
Income tax expense (benefit)	900	(165)	1,133	(673)

Net income (loss)	$3,316	$(684)	$4,118	$(2,682)

Earnings (loss) per common share (basic)	$0.16	$(0.04)	$0.19	$(0.14)
Earnings (loss) per common share (diluted)	$0.15	$(0.04)	$0.19	$(0.14)

Reconciliation of non-GAAP financial measure

Net income (loss)	$3,316	$(684)	$4,118	$(2,682)
Income tax expense (benefit)	900	(165)	1,133	(673)
Realized investment gains, net	(16)	(13)	(16)	(13)
Unrealized gains on equity securities, net	(2,609)	(243)	(3,376)	(129)

Non-GAAP operating income (loss)	$1,591	$(1,105)	$1,859	$(3,497)

	June 30,	December 31,
Selected balance sheet data	2025	2024

Total cash and investments	$280,282	$265,696
Insurance subsidiaries	274,443	258,675
Parent and other	5,839	7,021
Total assets	429,339	393,428
Insurance reserves and policyholder funds	255,513	225,106
Debt	37,759	37,761
Total shareholders' equity	106,168	99,613
Book value per common share	4.94	4.61
Statutory capital and surplus
Life and health	34,642	32,443
Property and casualty	47,183	47,670